EXHIBIT 10-t

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

THIS THIRD AMENDMENT dated as of December 28, 2001 (the “Third Amendment”), by and among ANALYSTS INTERNATIONAL CORPORATION, a Minnesota corporation (the “Company”) and the holders of the Company’s Notes (as defined below) appearing on the signature pages hereof (such holders are referred to herein individually as a “Noteholder,” and collectively as the “Noteholders”).

RECITALS:

A.            The Company and each of the Noteholders have heretofore entered into a Note Purchase Agreement dated as of December 30, 1998, as amended by the First Amendment to Note Purchase Agreement and the Second Amendment to Note Purchase Agreement (as so amended, the “Note Purchase Agreement”) pursuant to which the Company originally issued and sold to the Noteholders an aggregate principal amount of Twenty Million Dollars ($20,000,000) of the Company’s Senior Notes due December 30, 2006 (the “Notes”).

B.            The Noteholders are the registered holders or the beneficial owners of one hundred percent (100%) of the Notes outstanding as of the date hereof.

C.            Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

AGREEMENT:

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              AMENDMENTS TO NOTE PURCHASE AGREEMENT.

The Company and, subject to the satisfaction of the conditions set forth in Section 3 hereof, the Noteholders, hereby consent and agree to the amendments to the Note Purchase Agreement set forth in this Section 1.

1.1            Amendment of  Section 7.1

Section 7.1 is hereby amended by  inserting a new subsection 7.1(i) as follows:

“(i)          Monthly Statements—within ten (10) Business Days after the end of each month, duplicate copies of

(i)            consolidated and consolidating balance sheets of the Company and its subsidiaries as at the end of such month,

(ii)           consolidated and consolidating statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such month, and

(iii)          a written report describing all material refinancing efforts and activities of the Company to date and anticipated future efforts and activities, along with all material written information in support of same.”

1.2            Amendment to Section 7.2.  The introductory language to Section 7.2 is hereby modified to read in its entirety as follows:

“Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1 hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:”

1.3            Amendment of  Section 8.1.

Section 8.1 is hereby amended and restated to read in its entirety as follows:

“8.1        Required Payments.

On the dates set forth below, the Company will pay the principal amounts set forth below (or such lesser principal amount as shall then be outstanding):

(a)  On March 29, 2002, the Company shall pay to the Noteholders the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000); and

(b)  On June 30, 2002, the Company shall pay to the Noteholders all outstanding principal amounts, interest and Make-Whole Amounts.  For purposes of calculating the Make-Whole Amounts, the Called Principal, the interest rate, the scheduled dates of payment and the maturity date of the Notes in effect immediately preceding the effectiveness of the Third Amendment to Note Purchase Agreement shall be used;

provided, that (i) any partial prepayment of the Notes pursuant to Section 8.2 shall be deemed applied first to the amount due at maturity and then to the amount of the scheduled principal prepayments required by this Section 8.1 in inverse order of their maturity, and (ii) upon any purchase of the Notes permitted by Section 8.5 the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such purchase.”

1.4            Amendment of  Section 8.6

The defined term “Remaining Scheduled Payments” is hereby amended and restated to read in its entirety as follows:

“Remaining Scheduled Payments” — means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.  For purposes of this definition, the Called Principal, the interest rate, the scheduled dates of payment and the maturity date of the Notes immediately preceding the effectiveness of the Third Amendment to Note Purchase Agreement shall be employed.

1.5            Amendment of  Section 9.6

Section 9.6 is hereby amended and restated to read in its entirety as follows:

“9.6        Minimum EBITDA.

For each EBITDA Covenant Computation Period, the Company shall achieve, at a minimum, the amount of EBITDA set forth below opposite such period.

Covenant Computation Period Ending	Monthly EBITDA

December 31, 2001	$(1,500,000)

January 31, 2002	150,000

February 28, 2002	(450,000)

March 31, 2002	200,000

April 30, 2002	430,000

May 31, 2002	580,000”

1.6            Amendment of  Section 9.7

Section 9.7 is hereby amended and restated to read in its entirety as follows:

“9.7        NetCash Flow.

For each Net Cash Flow Computation Period, the Company shall achieve, at a minimum, the Net Cash Flow set forth below opposite such period.

Net Cash Flow Computation Period Ending	Net Cash Flow

December 31, 2001	$(1,750,000)

January 31, 2002	(2,750,000)

February 28, 2002	(3,250,000)

March 31, 2002	(2,750,000)

April 30, 2002	(2,350,000)

May 31, 2002	(1,350,000” )

1.7            Amendment of  Section 10.3

Section 10.3 is hereby amend and restated to read in its entirety as follows:

“10.3      Merger, Consolidation and Sales of Assets.

Neither the Company nor any of its Subsidiaries will consolidate with or be a party to a merger with any Person, or sell, lease, transfer or otherwise dispose of all or any Substantial Part of its assets.”

1.8            Amendment of  Section 10.4

Section 10.4 is hereby amended and restated in its entirety as follows:

“10.4      Limitation on Investments.

The Company will not and will not permit any Subsidiary to, make any Investment other than:

(a)                            Investments in property to be used in the ordinary course of business of the Company and its Subsidiaries;

(b)                           current assets arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries;

(c)                            Investments existing on the date hereof in Subsidiaries;

(d)                           Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poors Corporation or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000; and

(e)                            Investments aggregating not more than $5,000,000 in one or more mutual funds which invest solely in corporate or municipal bonds of investment grade quality.”

1.9            Amendment of  Section 10.5

Section 10.5 is hereby amended and restated in its entirety as follows:

“10.5      Limitation on Indebtedness

The Company will not and will not permit any Subsidiary to create, assume, incur, or suffer to exist or in any manner be or become liable in respect of any Indebtedness, except:

(a)                            Indebtedness evidenced by the Notes;

(b)                           Indebtedness incurred in accordance with the terms of the Revolving Credit Agreement as in effect on the Amendment Closing Date; and

(c)                            other Indebtedness of the Company or any Subsidiary existing at the Amendment Closing Date and set forth on Schedule 1.9 to the Third Amendment to Note Purchase Agreement.”

1.10                Amendment of  Section 10.6

Section 10.6 is hereby amended and restated in its entirety as follows:

“10.6      Limitation on Subsidiary Indebtedness.

The Company will not at any time permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than:

(a)                            Indebtedness of Subsidiaries existing at the Amendment Closing Date and set forth on Schedule 1.9 to the Third Amendment to Note Purchase Agreement; and

(b)                           Indebtedness of a Subsidiary owed to the Company or a Wholly-Owned Subsidiary.”

1.11                                                Amendment of  Section 10.7

Section 10.7 is hereby amended and restated in its entirety as follows:

“10.7      Limitation on Liens.

The Company will not and will not permit any Subsidiary to create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, including any capital stock of any Subsidiary, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payments of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, unless the Notes are equally and ratably secured except:

(a)                                        Liens for taxes and assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted in accordance with Section 9.4 hereof, provided that payment thereof is not at the time required by Section 9.4 hereof;

(b)                                       Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or a proceeding for a review shall have been secured, provided that payment thereof is not at the time required by Section 9.4 hereof;

(c)                                        Liens incidental to the normal conduct of the business or the ownership of properties and assets of the Company or any Subsidiary (including Liens in connection with worker’s compensation, unemployment insurance, old age pensions, other social security benefits or obligations and other like laws, warehousemen’s, mechanics’, materialmen’s and attorney’s liens and statutory landlord’s liens) and Liens to secure statutory obligations, surety, penalty or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the incurrence of Indebtedness and which do not in the aggregate materially impair the use of such property or assets in the operation of the business of the Company, and the Company and its Subsidiaries taken as a whole, or the value of such property or assets for the purposes of such business; provided in each case, the obligation secured is not overdue (or, with respect to warehousemen’s, mechanics’ and materialmens’ lien, not overdue for a period longer than 30 days), or if so overdue, is being contested in good faith by appropriate actions or proceedings;

(d)                                       Liens existing existing at the Amendment Closing Date and set forth on Schedule 1.11 to the Third Amendment to Note Purchase Agreement.”;

(e)                                        any Lien renewing, extending or refunding any Lien permitted by paragraph (d) of this Section 10.7, provided that (i) the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding no Default or Event of Default would exist;

(f)                                          Liens on property or assets of any Subsidiary securing Indebtedness owing to the Company or to any of its Wholly-Owned Subsidiaries; and

(g)                                       (i) any Lien on property (other than the land and improvements comprising the Company’s office building located at 3601 West 76th Street, Edina, Minnesota 55435) to secure all or a part of the purchase price or cost of the construction of such property created contemporaneously with, or within 180 days after, such acquisition or the completion of such construction, or (ii) any Lien in property existing in such property at the time of acquisition thereof, whether or not the Indebtedness secured thereby is assumed by the Company or such Subsidiary, or (iii) any Lien existing in the property of a corporation at the time such corporation is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Subsidiary; provided, however, that the Indebtedness secured by any Lien permitted by this paragraph (g) shall not in the aggregate exceed 100% of the fair market value of the related property.”

1.12                                                Amendment of  Section 10.9

Section 10.9 is hereby amended and restated in its entirety as follows:

“10.9                      Restricted Payments.

The Company will not (i) pay any amount on account of any equity interest in the Company, including, without limitation,  dividends in cash or property (other than dividends consisting of capital stock of the Company or options, warrants and rights to acquire such capital stock); (ii) directly or indirectly purchase, redeem or otherwise retire, any shares of any class of its capital stock other than purchases of stock necessary to fund the Company’s matching contribution obligations to a Plan; or (iii) make any payment of principal with respect to the Revolving Credit Agreement other than payments required by section 2.7(c) thereof (collectively, “Restricted Payments”).”

1.13                                                Amendment of  Section 10.10

Section 10.10 is hereby amended and restated in its entirety as follows:

“10.10                   Restrictions on Issuance and Sale of Subsidiary Stock.

The Company will not (i) permit any Subsidiary to issue or sell any shares of its capital stock of any class to any Person other than the Company, or (ii) sell, transfer or otherwise dispose of any shares of capital stock of any class of any Subsidiary, or permit any Subsidiary to sell, transfer or otherwise dispose of any shares of the capital stock of any other Subsidiary.”

1.14                                                Amendment of  Section 10.11

Section 10.11 is hereby amended and restated in its entirety as follows:

“10.11                   Sale and Lease Back.

The Company will not, and will not permit any Subsidiary to enter into any arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Company or any Subsidiary.”

1.15                                                Leverage Ratios.

A new Section 10.14 is hereby added to the Note Purchase Agreement to read as follows:

“10.14                   Leverage Ratio.

 At all times the sum of outstanding (i) principal under the Revolving Credit Credit Agreement, and (ii) principal under the Note Purchase Agreement (“Total Principal Indebtedness”) shall not exceed four and one-half times (4.5x) EBITDA for the period of twelve consecutive months then most recently ended; provided, however, that Total Principal Indebtedness shall not exceed four times (4.0x) such EBITDA during the time period between the first day of each month and the date the financial reports required by Section 7.1(i) are delivered to the Noteholders by the Company.”

1.16                                                Other Financial Covenants.

Section 9.7 (Current Ratio) and Section 10.8 (Consolidated Net Worth) are hereby deleted in their entirety.

1.17                                                Additional Event of Default.

Section  11 is hereby amended by adding thereto a new subsections (k) and (l) to read as follows:

“(k)   the Company shall have failed to deliver to the Collateral Agent by March 1, 2002 such documents as the Collateral Agent and the holders of the Notes deem necessary to create and perfect a first priority lien upon the annuity contracts and policies of life insurance listed on Schedule 5.8 to the Third Amendment to Note Purchase Agreement; or

(l)   the Company shall make a payment (or series of related payments) to any Person in an aggregate amount exceeding $1,500,000, except payments of trade payables in the ordinary course of business, budgeted capital expenditures, and one or more  lump sum payments (not to exceed $2,700,000 in the aggregate) pursuant to paragraph 4e of the  Company’s retirement plan, provided that any such lump sum payment is funded entirely with the proceeds of one or more life insurance policies or annuity contracts listed on Schedule 5.8 to the Third Amendment to Note Purchase Agreement.”

1.18                                                Amendment of  Definitions.

The present definition of EBITDA is deleted and the following definitions are hereby added to Schedule B to the Note Purchase Agreement, in their respective alphabetical order, as follows:

“Amendment Closing Date”  means           2002 [insert date this Amendment No.3 is executed by all parties]

“Collateral Agent”  means Wells Fargo Bank, National Association, or its successor under the Intercreditor Agreement.

“Covenant Computation Date”  means, at any time, the last day of the most recently completed month.

“Covenant Computation Period”  means the EBITDA Covenant Computation Period when determining compliance with Section 9.6, the Net Cash Flow Computation Period when determining compliance with Section 9.7, and the Leverage Coverage Computation Period when determining compliance with Section 10.14.

“EBITDA”  means, with respect to any Covenant Computation Period, Pre-Tax Earnings (excluding non-cash income) plus noncash expenses associated with the write-off of the Company’s investment in CDXC Corporation, Interest Expense, depreciation and amortization, all as determined with respect to the Company in accordance with GAAP for such Covenant Computation Period.

“EBITDA Covenant Computation Period”  means the calendar month ending on the Covenant Computation Date.

“First Amendment to Note Purchase Agreement” means that certain First Amendment to this Note Purchase Agreement, dated as of March 30, 2001, among the Company and the Noteholders.

“Intercreditor Agreement”  means that certain Intercreditor Collateral Agreement dated as of June 20, 2001 among the Company, the Noteholders and Wells Fargo Bank, National Association, as lender and as Collateral Agent, as amended from time to time.

“Leverage Computation Period” means the twelve consecutive months ending on a Covenant Computation Date.

“Net Cash Flow”  means, with respect to a Net Cash Flow Computation Period, EBITDA plus cash received from tax refunds, less cash paid for taxes, Capital Expenditures, cash paid for restructuring charges, Interest Expense and cash paid as principal under the Note Purchase Agreement, all as  determined with respect to the Company in accordance with GAAP for such Net Cash Flow Covenant Computation Period.

“Net Cash Flow Computation Period” means the three consecutive calendar months ending on a Covenant Computation Date.

“Restated Notes”  Section 3.2 hereof.

“Revolving Credit Agreement” means the Credit Agreement between the Company and Wells Fargo Bank, National Association, dated as of January 31, 2000 as amended through the date hereof

“Second Amendment to Note Purchase Agreement  means that certain Second Amendment to this Note Purchase Agreement, dated as of June 30, 2001, among the Company and the Noteholders.”

“Third Amendment to Note Purchase Agreement” means that certain Third Amendment to this Note Purchase Agreement, dated as of December 28, 2001, among the Company and the Noteholders.

1.19                Amendment of  Exhibit 1

The form of Note attached to the Note Purchase Agreement as Exhibit 1 is amended and restated in its entirety to read as set forth on Exhibit 1 hereto.

2.              WARRANTIES AND REPRESENTATIONS.

To induce the Noteholders to execute and deliver this Amendment (which representation shall survive the execution and delivery of this Amendment), the Company represents and warrants to the Noteholders that:

(a)           each of this Amendment, the Restated Notes and the Collateral Documents has been duly authorized, executed and delivered by the Company and constitutes its legal, valid and binding obligation, contract and agreement, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b)           each of the Note Purchase Agreement, as amended by this Amendment, the Restated Notes and the Collateral Documents, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(c)           the execution, delivery and performance by the Company of this Amendment, the Restated Notes and the Collateral Documents (i) has been duly authorized by all requisite corporate actions and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its articles of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any  agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c);

(d)           each of the Collateral Documents creates the Lien it purports to create upon the property purportedly encumbered thereby, and all such Liens have been duly perfected; and

(e)           as of the Amendment Closing Date and after giving effect to this Amendment, no Default or Event of Default will exist.

3.              CONDITIONS PRECEDENT.

Each of the amendments provided for herein shall become effective as of December 28, 2001 (the “Effective Date”) if all of the following conditions precedent shall have been satisfied

3.1                 Execution and Delivery of this Amendment

The Company and each of the Noteholders shall have executed and delivered a counterpart of this Amendment.

3.2                 Execution and Delivery of Amended and Restated Notes

The Company shall have executed and delivered to the Noteholders amended and restated Notes in the form of Exhibit 1 hereto (the “Restated Notes”).

3.3                 Execution of Collateral Documents

The Company shall have executed and delivered to the Collateral Agent a mortgage upon its headquarters located at 3601 West 76th Street, Minneapolis, Minnesota, such mortgage and all matters relating to title shall be acceptable to the

Collateral Agent and the Noteholders in all respects, and such mortgage shall be in form acceptable for recording in the appropriate office to perfect the lien thereof.

3.4                 Opinion of Counsel

The Company shall have delivered to the Noteholders a favorable opinion of counsel (which counsel shall be satisfactory to the Noteholders) as to the subject matter covered by Sections 2(a), 2(b), 2(c) and 2(d) hereof.

3.5                 Execution and Delivery of Revolver Amendment

The Company and Wells Fargo Bank, as agent shall have entered into an amendment to the Revolving Credit Agreement which (i) reduces the total amount of the commitment to $25,000,000, (ii) amends financial covenants so as to be substantially identical to the financial covenants in the Note Purchase Agreement, as amended hereby, and (iii) is otherwise acceptable to the Noteholders.

3.6                 Intercreditor Amendment

The parties to the Intercreditor Agreement shall have executed and delivered an amendment thereto substantially in the form of Exhibit 2 hereto.

3.7                 Amendment Fee

The Company shall have paid to each Noteholder a fee in the amount equal to 0.25% of the outstanding aggregate principal amount of the Notes held by each such Noteholder on the Effective Date.

3.8                 Payment of Accrued Interest; Fees and Expenses

The Company shall have paid (a) all unpaid interest on the Notes accrued to (but not including) February 1, 2002, and (b) all costs and expenses of the Noteholders relating to this Amendment in accordance with Section 15.1 of the  Note Purchase Agreement (including, without limitation, attorney’s fees and disbursements).

3.9                 Representations and Warranties; No Default

The representations and warranties set forth in Section 2 hereof shall be true and correct, and no Default or Event of Default shall exist.

3.10          Proceedings Satisfactory

All proceedings taken in connection with this Amendment and all documents and papers relating hereto shall be reasonably satisfactory to the Noteholders and their special counsel.  The Noteholders and their special counsel shall have received copies of such documents and papers (whether or not specifically referred to above in this Section 3) as they may reasonably request in connection therewith, in form and substance satisfactory to them.

4.              INTERPRETATION OF THIS AMENDMENT.

4.1      Terms Defined

The terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Note Purchase Agreement.  As used in this Amendment, the following terms have the respective meanings specified below or set forth in the Section or other part hereof following such term (such definitions, unless otherwise provided, to be equally applicable to both the singular and the plural forms of the terms defined):

                Amendment, this — the introductory paragraph hereof.

                Collateral Agent — Wells Fargo Bank, National Association, or its successor under the Intercreditor Agreement

                Collateral Documents — means and includes all security agreements, mortgages, collateral assignments and similar documents pursuant to which the Company, at any time, grants to the Collateral Agent a Lien for the equal and ratable benefit of the Noteholders and the lenders under the Revolving Credit Agreement.

                Company — the introductory paragraph hereof.

                Effective Date — Section 3 hereof.

                Intercreditor Agreement — means that certain Intercreditor Collateral Agreement dated as of June 20, 2001 among the Company, the Noteholders and Wells Fargo Bank, National Association, as lender and as Collateral Agent, as amended to and including the Effective Date.

Note Purchase Agreement — Recital A hereof.

                Noteholders—the introductory paragraph hereof.

                Notes — Recital A hereof.

Restated Notes — Section 3.2 hereof.

Revolving Credit Agreement — means that certain Revolving Credit Agreement, dated as of January 31, 2000, by and among the Company and Wells Fargo Bank, National Association, as amended to and including the date hereof.

4.2      Section Headings, etc.

The titles of the Sections appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof.  The words “herein,” “hereof,” “hereunder,” and “hereto” refer to this Amendment as a whole and not to any particular Section or other subdivision.

5.              MISCELLANEOUS.

5.1      Effect of Amendments

Except as expressly provided herein, (a) no terms or provisions of the Note Purchase Agreement or any Note are modified or changed by this Amendment, (b) the terms of this Amendment shall not operate as a waiver by the Noteholders of, or otherwise prejudice, the Noteholders’ rights, remedies or powers under, the Note Purchase Agreement or the Notes or under any applicable law and (c) the terms and provisions of the Note Purchase Agreement and the Notes are hereby ratified and shall continue in full force and effect and are not subject to any defenses or offsets, except to the extent specifically amended or waived hereby.

5.2      Successors and Assigns

This Amendment shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.  The provisions hereof are intended to be for the benefit of the Noteholders and shall be enforceable by any successor or assign of any Noteholder, whether or not an express assignment of rights hereunder shall have been made by any Noteholder or its successors or assigns.

5.3      Governing Law

THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF MINNESOTA EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

5.4      Waivers and Amendments

Neither this Amendment nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by each of the parties signatory hereto.

5.5      Costs and Expenses

The Company confirms its obligations under Section 15.1 of the Note Purchase Agreement and agree that, on the Effective Date, they will pay all costs and expenses of the Noteholders relating to this Amendment, including, but not limited to, the statement for reasonable fees and disbursements of the Noteholders’ special counsel.

5.6      Duplicate Originals, Execution in Counterpart

Two or more originals of this Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  This Amendment may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts which, collectively, show execution by each party hereto shall constitute one duplicate original.

5.7      No Claims or Defenses.

The Company hereby represents, warrants, acknowledges and agrees that (i) there are no set-offs, counter-claims or defenses against the Note Purchase Agreement, the Notes or any of the Collateral Documents, and (ii) there are no claims (absolute or contingent, matured or unmatured) or causes of action by the Company against any Noteholder. Notwithstanding the immediately preceding sentence and as further consideration for the agreements and understandings contained herein, the Company hereby releases the Noteholders, their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, in any way related to the Note Purchase Agreement or any of the Notes.

5.8                                  Additional Collateral.

On or before March 1, 2002, the Company shall deliver to the Collateral Agent such documents as the Collateral Agent and the holders of the Notes deem necessary to create and perfect a first priority lien upon the proceeds of the annuity contracts and policies of life insurance listed on Schedule 5.8 to this Third Amendment to Note Purchase Agreement.

5.9                                  Entire Agreement

This Amendment constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

[Remainder of page left intentionally blank; Next page is the signature page.]

                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by a duly authorized officer or agent thereof, as the case may be, as of the date first above written.

ANALYSTS INTERNATIONAL CORPORATION

By:
Name:
Title:

Noteholders:

Accepted and Agreed to:

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:

Its:

and

By:

Its:

NORTHERN LIFE INSURANCE COMPANY

By: ING Investment Management LLC
Its Agent

By:

Its:

RELIASTAR LIFE INSURANCE COMPANY

By: ING Investment Management LLC
Its Agent

By:

Its:

SECURITY CONNECTICUT LIFE INSURANCE COMPANY

By: ING Investment Management LLC
Its Agent

By:

Its:

EXHIBIT 1

FORM OF NOTE

THIS NOTE HAS BEEN PURCHASED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION.  NO SALE, OFFER TO SELL, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS NOTE SHALL BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THIS NOTE IS THEN IN EFFECT OR UNLESS SUCH DISPOSITION MAY BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

ANALYSTS INTERNATIONAL CORPORTATION

9.00% SENIOR NOTE DUE JUNE 30, 2002

No. [ ]	[Date]
$[ ]	PPN

FOR VALUE RECEIVED, the undersigned, ANALYSTS INTERNATIONAL CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Minnesota, hereby promises to pay to [                   ], or registered assigns, the principal sum of [                      ] DOLLARS on June 30, 2002, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 9.00% per annum from the date hereof, payable monthly, on the first day of each month commencing with month next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of a Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable monthly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 11.00% or (ii) 4% over the rate of interest publicly announced by Wells Fargo Bank, National Association from time to time as its “base” or “prime” rate.

Payments of principal of interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) in the aggregate principal amount of $20,000,000 issued pursuant to the Note Purchase Agreement, dated as of December 30, 1998 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

This Note is a registered Note.  As provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared (or otherwise become) due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Minnesota, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

ANALYSTS INTERNATIONAL CORPORATION

By:

Its:

Exhibit 1-2

EXHIBIT 2

Form of Amendment to Intercreditor Agreement

Exhibit 1-2

SCHEDULE 1.9

Indebtedness

Exhibit 1-2

SCHEDULE  1.11

Liens

Exhibit 1-2

SCHEDULE  5.8

Life Insurance Policies

Exhibit 1-2